Exhibit 3.1

ENSYSCE BIOSCIENCES, INC.

CERTIFICATE OF ELIMINATION

OF

SERIES B PREFERRED STOCK

Pursuant to Section 151(g) of the General Corporation Law

of the State of Delaware

Ensysce Biosciences, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

FIRST. Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board”) by the Third Amended and Restated Certificate of Incorporation of the Company, as amended, the Board previously adopted resolutions creating and authorizing the issuance of 4,500 shares of Series B Preferred Stock (the “Series B Preferred Stock”) in accordance with the provisions of the Certificate of Designation of Series B Preferred Stock as filed with the Delaware Secretary of State on November 14, 2025, as corrected by those Certificates of Correction to the Certificate of Designation of Series B Preferred Stock as filed with the Delaware Secretary of State on November 14, 2025 and March 18, 2026, as amended by that certain Certificate of Amendment to Certificate of Designation of Series B Preferred Stock filed with the Delaware Secretary of State on April 2, 2026.

SECOND. The sole holder of Series B Preferred Stock has consented to amend the Certificate of Designation of Series B Preferred Stock to eliminate the Certificate of Designation of Series B Preferred Stock upon the conversion or cancellation of the shares of Series B Preferred Stock, and the outstanding shares of Series B Preferred Stock have been converted or cancelled.

THIRD. Pursuant to Section 151(g) of the DGCL, the Board adopted the following resolutions respecting the Company’s Series B Preferred Stock, which resolutions have not been amended or rescinded:

NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Chief Executive Officer and Chief Financial Officer (each an “Authorized Officer,” and collectively, the “Authorized Officers”) be, and each of them individually hereby is, authorized and empowered, in the name and on behalf of the Company, to prepare and file with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a Certificate of Elimination or other certificate to remove the designation and other references to the Series B Preferred Stock from the Company’s Third Amended and Restated Certificate of Incorporation, as amended, that are contained in the Certificate of Designation of Series B Preferred Stock, as amended, and will eliminate and return the 4,500 shares of preferred stock previously designated as Series B Preferred Stock to the status of authorized but unissued shares of preferred stock, without designation, in a form approved by the Authorized Officer executing the same, such approval to be conclusively evidenced by the Authorized Officer’s execution thereof, and one or more amendments thereto, as such Authorized Officer may deem necessary, advisable, or appropriate or as may be required by the Delaware Secretary; and be it further

RESOLVED, that effective on and after the date of effectiveness of the Certificate of Elimination, none of the authorized shares of Series B Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designation of Series B Preferred Stock, as amended, previously filed with the Delaware Secretary with respect to the Series B Preferred Stock, in accordance with Section 103 of the DGCL.

FOURTH. In accordance with Section 151(g) of the DGCL, all matters set forth in the previously filed Certificate of Designation of Series B Preferred Stock are hereby eliminated.

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